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                                                                   EXHIBIT 10.28

                             PYRAMID BREWERIES, INC.

                           DIRECTORS COMPENSATION PLAN

      1. Purpose. The purpose of the Directors Compensation Plan (the "Plan") is to compensate non-employee directors of Pyramid Breweries, Inc. (the "Company") for their service on the Company's Board of Directors.

      2. Annual Compensation. Each non-employee director of the Company shall receive annual compensation of $10,000, subject to adjustment pursuant to
Section 3(b) below. Such compensation shall be payable to the non-employee directors immediately following each annual meeting of shareholders for services as a director until the next annual meeting of shareholders.

      3. Form of Annual Compensation.

            (a) The annual compensation to the non-employee directors shall be paid in either shares of the Company's common stock or cash, at the choice of each individual Director. The shares of common stock payable to directors on the annual meeting date shall be valued at the last sale price of the Company's common stock on the Nasdaq Stock Market on the date of the annual meeting for which the compensation is payable.

            (b) No fractional shares shall be issued under this Plan. The shares issuable hereunder shall be rounded to the nearest whole share.

      4. Meeting Fees. Each non-employee director of the Company shall receive additional compensation of $1,500 per Board Meeting, $750 per Audit Committee Meeting, and $500 per Compensation Committee Meeting. All other committee meeting shall be compensated at $500 per meeting. Payment of the fees will be made on a quarterly basis.

      5. Board Chairman Fee. The Chairman of the Board shall be receive additional compensation of $10,000 per annum. Payment will be made on a quarterly basis.

      6. Committee Chair Fee. The Chairperson of each committee shall receive additional compensation of $2,500 per annum. Payment of the fees will be made on a quarterly basis.

      7. Per Diem Fees. Each non-employee director shall be paid a fee of $500 per diem for any project work outside of the Normal Board Duties that the director is requested to perform by the Board. An example of such work would include screening candidates for the CEO position, or doing research on a subject selected by the Board of Directors.

      8. Out of Pocket Expenses. Each non-employee director will be reimbursed for necessary travel, lodging and other expenses incurred in attending meetings. Reimbursement will be made upon proper submittal.

      9. Stock Option Grants. Each non-employee director of the Company shall receive an annual option grant of 5,000 shares of common stock made under the Non-Employee

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Directors Stock Option Plan. The grant is to have an exercise price at the market value as of the close of business on the date of the annual meeting and is fully vested and exercisable as of that date.

      10. Amendment and Termination. This plan may be amended or terminated at any time by resolution of the board of directors.

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